Exhibit 19.1

HOOKIPA PHARMA INC.

INSIDER TRADING POLICY

This document sets forth the policy of HOOKIPA Pharma Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. Please contact Terry Coelho, the Chief Financial Officer, who is the Compliance Officer of the Company, if you have any questions regarding the policy.

PART I. OVERVIEW

A.To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees, and designated consultants and contractors and applies to any and all transactions by such persons and Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. In addition, all members of the Board of Directors and officers and designated employees and consultants (collectively, and solely for the purposes of this Insider Trading Policy, these persons, together with their Affiliated Persons (as defined below) are referred to as “Insiders”) also must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.

This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

●	your spouse, child, parent, significant other or other family member, in each case, living in the same household;
●	all trusts, family partnerships and other types of entities formed for your benefit of the Insider or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;
●	all persons who execute trades on your behalf; and

●	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has included such entity on that Insider’s signed acknowledgment in the attached form.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

In the event that your employment with or service to the Company ceases for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.

B.	What is Prohibited by this Insider Trading Policy?

1.	No Trading Except During Open Trading Windows

You may trade in Company securities only during open trading windows that are announced by the Company. The opening of a trading window will be announced by the Company via email. The closing of the trading window will be announced by the Company via email in advance of the internal dissemination of information which could be considered material non-public information. You may not trade in Company securities once notified that the trading window is closed.

2.	No Trading While in Possession of Material Non-Public Information.

It is generally illegal for you to trade in the securities of the Company or derivatives relating to the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company, even if the Company has announced an open trading window. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

●	trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;

●	giving trading advice of any kind about the Company; and
●	disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).

This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

●	developments regarding any programs in clinical development or subject to regulatory approval, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials;
●	developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
●	projections of future earnings or losses, or other earnings guidance;
●	earnings or revenue that are inconsistent with the consensus expectations of the investment community;
●	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
●	changes in management or the Board of Directors;
●	significant actual or threatened litigation or governmental investigations or major developments in such matters;
●	a cybersecurity incident;
●	significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
●	changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
●	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
●	bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed.

For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information. For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

C.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. The SEC, together with U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

●	disgorgement of the profit gained or loss avoided by the trading;
●	payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
●	payment of criminal penalties of up to $5,000,000;
●	payment of civil penalties of up to three times the profit made or loss avoided; and
●	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,525,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

D.	How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer.

PART II. TRADING PROCEDURES

A.	Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1.All Trades Must be Precleared by the Compliance Officer

No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section B below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Company’s Chief Executive Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact the Head of Legal, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures).

2.Special Blackout Periods

There are times when the Company or certain members of its Board of Directors or senior management or other team members may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such period could result in adverse publicity for the Company.

Therefore, Insiders may not trade in Company securities if they are notified that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

3.	Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades

No Insider may give or make any other transfer of Company securities without consideration (e.g., an investment fund or partnership distribution or a gift) during a period when the Insider is not permitted to trade.

4.	Prohibited Transactions

●	No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

●	No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

●	No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.

●	No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

B.	Pre-Clearance Procedures

The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below.

Procedures. No Insider may trade in Company securities until:

●	The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

●	The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
●	The Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
●	The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request in his or her sole discretion and without disclosing the reason for any such rejection, which may be confidential.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Policy on the same day in which such a transaction occurs. Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the

Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline may include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.	Exemptions

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

●	satisfy the requirements of Rule 10b5-1 and any Company policies related to Rule 10b5-1 Plans;
●	be documented in writing;
●	be established during an open trading window announced by the Company and when such Insider does not possess material, nonpublic information; and
●	be pre-approved by the Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1 or any Company policies related to Rule 10b5-1 Plans.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification must occur during an open trading window announced by the Company and while such Insider is not aware of material, nonpublic information.

Employee Benefit Plans.

1.Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of

Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or Company policy or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

3.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2019 Employee Stock Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D.Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee, and any such waiver shall be reported to the Company’s Board of Directors.

PART III. ACKNOWLEDGMENT

This Insider Trading Policy will be delivered to all current Insiders and to all directors, officers, employees and designated consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be returned within ten (10) days of receipt to:

Terry Coelho

Chief Financial Officer

HOOKIPA Pharma Inc.

350 Fifth Avenue, Room/Suite 7240

New York, NY 10118

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers, employees and designated consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Adopted January 25, 2019, subject to effectiveness of the Company’s Registration Statement on Form  S-1.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy (the “Insider Trading Policy”) of HOOKIPA Pharma Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop- transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

[I hereby designate the following Affiliated Persons as entities for which the Trading Procedures shall not apply:

I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.]

Date:	Signature:

Name:

Title:

Pursuant to HOOKIPA Pharma Inc.’s Trading Procedures (the “Trading Procedures”), I hereby notify HOOKIPA Pharma Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name:

INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring shares:	☐ Acquisition through employee benefit plan (please specify): ☐ Purchase through a broker on the open market ☐ Other (please specify):

INTENT TO SELL
Number of shares:
Intended trade date:
Means of selling shares:	☐ Sale through employee benefit plan (please specify): ☐ Sale through a broker on the open market ☐ Other (please specify):

SECTION 16	RULE 144 (Not applicable if transaction requested involves a purchase)

I am not subject to Section 16 of the Securities Exchange Act of 1934, as amended.

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

None of the above.

☐

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).

☐

To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

☐

The transaction requested is being made pursuant to an effective registration statement covering such transaction.

☐

None of the above.

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL

Signature of Compliance Officer (or designee)	Date

CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:

☐ Purchase of shares:
*Number of shares:	Price per share:	Date and approximate time of purchase:

☐ Sale of shares:
*Number of shares:	Price per share:	Date and approximate time of sale:

Insider’s Signature		Date

Signature	Date

* NOTE: Multiple lots must be listed on separate forms or broken out herein.